Exhibit 99.3

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the inclusion and description of our opinion letter dated January 16, 2011 to the Board of Directors of Sterling Bancshares, Inc. included as Annex B to the Proxy Statement-Prospectus which forms part of the Registration Statement on Form S-4 of Comerica Incorporated and the references to our firm in such Proxy Statement-Prospectus under the headings “Summary,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Sterling’s Reasons for the Merger; Recommendation of the Sterling Board of Directors,” and “The Merger—Opinion of Morgan Stanley & Co. Incorporated.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Travis Machen
Name:	Travis Machen
Title:	Executive Director

New York, New York

March 11, 2011